As filed with the Securities and Exchange Commission on August 16, 2016

Registration No. 333-204840

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

NET ELEMENT, INC.

(Exact name of registrant as specified in its charter)

__________________________

Delaware		90-1025599
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
3363 NE 163rd Street, Suite 705 North Miami Beach, Florida 33160 (305) 507-8808
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________________
Jonathan New Chief Financial Officer Net Element, Inc. 3363 NE 163rd Street, Suite 705 North Miami Beach, Florida 33160 (305) 507-8808
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service) __________________________
Copy to: Serge Pavluk, Esq. Snell & Wilmer L.L.P. 600 Anton Blvd, Suite 1400 Costa Mesa, California 92626 Telephone: (714) 427-7000 Facsimile: (714) 427-7799 __________________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	Accelerated filer	☐
Non-accelerated filer	Smaller reporting company	☒

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EXPLANATORY NOTE—DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-3 (File No. 333-204840), originally filed by Net Element, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 9, 2015 (as amended, the “Registration Statement”), registering 40,000,000 shares of the Company’s common stock (the “Common Stock”) for resale, from time to time, by the selling securityholders named in the Registration Statement. The Registration Statement was declared effective by the Commission on July 24, 2015.

The Common Stock would have issued upon conversion of the Company’s 7% senior convertible notes (the “Notes”) and upon exercise of certain warrants issued in connection with the Notes (the “Warrants”).  The Notes and the Warrants were terminated prior to any such conversion or exercise and are no longer outstanding.  Accordingly, the Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this post-effective amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of North Miami Beach, State of Florida on August 16, 2016.

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name:	Jonathan New
Title:	Chief Financial Officer